Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Silver Bay Realty Trust Corp. (the “Company”) for the registration of 4,029,700 shares of its common stock, and to the incorporation by reference therein of our report dated February 26, 2015, with respect to the consolidated financial statements of the Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2014 and the financial statement schedule of the Company included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, MN
July 2, 2015

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